INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
                            Western Asset Trust, Inc.
                         Intermediate Duration Portfolio
                            Short Duration Portfolio

         AGREEMENT made this 10th day of February, 1994, by and between WESTERN ASSET TRUST, INC. ("Fund"), a Maryland corporation and WESTERN ASSET MANAGEMENT COMPANY ("Western Asset"), a California corporation registered as an investment adviser under the Investment Advisers Act of 1940.

         WHEREAS, the Fund is an open-end, diversified, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting initially of nine series of shares, two of which are known as the Intermediate Duration Portfolio and the Short Duration Portfolio (collectively, the "Portfolios") and

         WHEREAS, the Fund wishes to retain Western Asset to provide the Portfolios certain investment advisory and administrative services, and

         WHEREAS, Western Asset is willing to furnish such services on the terms and conditions hereinafter set forth:

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Fund hereby appoints Western Asset as investment adviser for the Portfolios for the period and on the terms set forth in this Agreement. Western Asset accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

         2. Delivery of Documents. The Fund has furnished Western Asset with copies properly certified or authenticated of each of the following:

         (a) The Fund's Articles of Incorporation, as filed with the Maryland Department of Assessment and Taxation on May 16, 1990 and all amendments thereto (such Articles of Incorporation, as presently in effect and as they shall from time to time be amended, are herein called the "Articles");

         (b) The Fund's By-Laws and all amendments thereto (such By-Laws, as presently in effect and they shall from time to time be amended, are herein called the "By-Laws");


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         (c)      Resolutions of the Fund's Board of Directors authorizing the appointment of Western Asset as investment adviser and approving this Agreement;

         (d) The Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission on May 16, 1990 and all amendments thereto;

         (e) The Fund's Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the 1940 Act (File No. 811-06110) as filed with the Securities and Exchange Commission on May 16, 1990, including all exhibits thereto, relating to shares of the Fund's common stock of par value $0.001 per share (herein called "Shares") and all amendments thereto; and

         (f) The most recent prospectus or prospectuses for the Portfolios (such document as presently in effect and all amendments and supplements thereto is herein called the "Prospectus");

         (g) The most recent statement of additional information or statements of additional information (such document as presently in effect and all amendments and supplements thereto is herein called the "Statement of Additional Information").

         The Fund will furnish Western Asset from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing.

         3. (a). Investment Advisory Services. Subject to the supervision of the Fund's Board of Directors, Western Asset shall regularly provide the Portfolios with investment research, advice, management and supervision and shall furnish a continuous investment program for each Portfolio's portfolio of securities consistent with each Portfolio's respective investment objective, policies, and limitations as stated in the minutes of the Fund's Directors. Western Asset shall determine from time to time what securities shall be purchased, retained or sold by the Portfolios, and shall implement those decisions, all subject to the provisions of the Fund's Articles and ByLaws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment objective, policies and limitations of the Portfolios. Western Asset will place orders pursuant to its investment determinations for each Portfolio either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, Western Asset will attempt to obtain the best net price and the most favorable execution of its orders; however, Western Asset may, in its

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discretion, purchase and sell portfolio securities from and to brokers and dealers who provide Western Asset with research, analysis, advice and similar services, and Western Asset may pay to these brokers, in return for research and analysis, a higher commission than may be charged by other brokers. In no instance will portfolio securities be purchased from or sold to Western Asset or any affiliated person thereof except in accordance with the rules, regulations or orders promulgated by the Securities and Exchange Commission pursuant to the 1940 Act. Western Asset shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund, and shall perform such other functions of management and supervision as may be requested by the Fund and agreed to by Western Asset.

         4.       Administrative Services.

                  (a) Subject always to the control of the Board of Directors of the Fund and to such policies as the Board may determine, Western Asset agrees, at its expense, (1) to furnish the management and administrative services necessary for the operation of each Portfolio and handling its shareholder relations, including overseeing bookkeeping and accounting services and the calculation and publication of each Portfolio's net asset value, providing office space, equipment and facilities, data processing, internal auditing and clerical services (excluding determination of net asset value); preparing reports to each Portfolio's shareholders and tax returns; reports to and filings with governmental bodies; and conducting relations on behalf of each Portfolio with custodians, depositories, transfer agents, registrars and dividend disbursing and reinvestment plan agents, accountants, attorneys, underwriters, insurers and banks, and (ii) to furnish all necessary management facilities, including salaries of personnel, required for it to execute its duties faithfully.

                  (b) Western Asset will maintain, or oversee the maintenance of, all books and records with respect to the portfolio securities transactions of each Portfolio in accordance with all applicable federal and state laws and regulations, and will furnish the Fund's Board of Directors with such daily, periodic and special reports as they may request. In compliance with the requirements of Rule 31a-3 under the Investment Company Act of 1940, Western Asset hereby agrees that any records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. Western Asset further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the Investment

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                           Company Act of 1940 for the periods prescribed by
                           Rule 31a-2 under said Act.

                  (c) Western Asset shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit related schedules. Western Asset shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Fund from time to time.

                  (d) Western Asset, at its own expense, shall provide a system whereby information is supplied to shareholders concerning their accounts and the operation of the Fund. Western Aset shall also provide, at its own expense, a system whereby orders for purchases and redemption of each Portfolio's shares which are received by the Fund or its distributor, Legg Mason Wood Walker, Incorporated, are promptly processed and transmitted to the Fund's transfer agent. Western Asset may delegate some or all of the functions specified in this subparagraph to Legg Mason Wood Walker, Incorporated or another appropriate person.

                  5.       General.
                           --------

                  (a) Western Asset will furnish the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Fund.

                  (b) Western Asset shall authorize and permit any of its directors, officers and employees, who may be elected as directors or officers of the Fund, to serve in the capacities in which they are elected, and shall bear their salary or other compensation and expenses, if any.

                  (c) In the performance of its duties under this Agreement, Western Asset will comply with the provisions of the Articles of Incorporation and By-Laws of the Fund and the stated investment objectives, policies and restrictions of each Portfolio, and will use its best efforts to safeguard and promote the welfare of the Fund, and to comply with other policies which the Board may from time to time determine.

                  6. Services Not Exclusive. Western Asset's services hereunder are not deemed to be exclusive, and Western Asset shall be free to render similar services to others. It is understood that persons employed by Western Asset to assist in the performance of its duties hereunder

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                           might not devote their full time to such service.
                           Nothing herein shall be deemed to limit or restrict the right of Western Asset or any affiliate of Western Asset to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

                  7. Expenses. During the term of this Agreement, Western Asset will pay all expenses incurred by it in connection with its services under this Agreement. Other than as herein specifically indicated, Western Asset shall not be responsible for the Fund's expenses. Specifically, Western Asset will not be responsible, except to the extent of the reasonable compensation of employees of the Fund whose services may be used by Western Asset hereunder, for any of the following expenses of the Fund, which expenses shall be borne by the Fund: organizational expenses; legal expenses; interest; taxes; governmental fees; fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; the cost (including brokerage commissions or charges, if any) of securities purchased or sold by the Fund and any losses incurred in connection therewith; distribution fees, if any; fees of custodians, subcustodians, transfer agents, registrars or other agents for all services to the Fund; expenses relating to the redemption or repurchase of the Fund's shares; expenses of registering and qualifying Fund shares for sale under applicable federal and state law and maintaining such registrations and qualifications; expenses of preparing, setting in print, printing and distributing prospectuses, proxy statements, reports, notices, stock certificates and dividends to Fund shareholders; costs of stationery; costs of stockholders' and other meetings of the Fund; compensation of officers and directors who are not affiliated persons of Western Asset; fees and expenses of independent auditors; traveling expenses of directors of the Fund, if any; expenses for fidelity bonds and other insurance covering the Fund and its officers and directors; costs of indemnification; and any extraordinary expenses.

                  8.       Compensation.
                           -------------

                  (a) For the services which Western Asset will render to the Fund under this Agreement, the Intermediate Duration Portfolio will pay Western Asset a fee, computed daily and paid monthly, at an annual rate equal to 0.40% of that Portfolio's average daily net assets, and the Short Duration Portfolio will pay Western Asset a fee, computed daily and paid monthly, at an annual rate equal to 0.30% of that Portfolio's average daily net assets. Fees with regard to the Fund shall be paid promptly following the end of each calendar month. In the event that the Adviser's right to such fee commences on a date other than the first day of the month, the fee for such month shall be based on

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                           the average daily net assets of each Portfolio in
                           that period from the date of commencement to that last day of the month. If this Agreement is terminated with respect to any Portfolio as of any date not the last day of a calendar month, a final fee with regard to that Portfolio shall be paid promptly after the date of termination and shall be based only on the average daily net assets of the Portfolio in that period from the beginning of such month to such date of termination. The average daily net assets of a Portfolio shall in all cases be based on calendar days and be computed as of such time and in such manner as may be determined by the Board of Directors of the Fund.

                  (b) No director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such director, officer or employee while he is at the same time a director, officer or employee of Western Asset or any affiliated company of Western Asset.

                  9. Limitation of Liability. Western Asset will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or any Portfolio in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

                  10. With the approval of the Fund's Board of Directors, Western Asset may contract with another party to provide to the Portfolios some or all of the administrative services described in this Agreement. The Fund acknowledges that Western Asset may make payments from the fees paid to it under this Agreement, from past profits or from any other source available to it to other persons, including but not limited to Legg Mason Fund Adviser, Inc. and Legg Mason Wood Walker, Incorporated, for shareholder, administrative, advisory, recordkeeping and distribution services provided by such persons in connection with the Fund's shares.

                  11. Definitions. As used in this Agreement, the terms "assignment", "interested person", and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

                  12. Duration and Termination. This Agreement will become effective with respect to a Portfolio on the date first written above, provided that it

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                           shall have been approved by the Fund's Board of
                           Directors and by the shareholders of that Portfolio in accordance with the requirements of the 1940 Act and, unless sooner terminated as provided herein, will continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue in effect with respect to each Portfolio for successive annual periods ending on the same date of each year, provided that such continuance is specifically approved at least annually (i) by the Fund's Board of Directors or (ii) by a vote of a majority of the outstanding voting securities of the Portfolio (as defined in the 1940
                           Act), provided that in either event the continuance is also approved by a majority of the Fund's Directors who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

                           This Agreement is terminable with respect to a Portfolio without penalty by the Fund's Board of Directors, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Portfolio, or by Western Asset, on not less than 60 days' notice to the other party and will be terminated upon the mutual written consent of Western Asset and the Fund. This Agreement will also automatically and immediately terminate in the event of its assignment.

                           In the event this Agreement is terminated by either party or upon written notice from Western Asset at any time, the Fund hereby agrees that it will eliminate from its corporate name any reference to the name of "Western Asset." The Fund shall have the non-exclusive use of the name "Western Asset" in whole or in part only so long as this Agreement is effective or until such notice is given.

                  13. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

                  14. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought and no material amendment of this Agreement shall be effective with respect to a Portfolio until approved by vote of the holders of a majority of the outstanding voting securities of that Portfolio.

                  15. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of

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                           reference only and in no way define or delimit any of
                           the provisions hereof or otherwise affect their construction or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors, to the extent permitted by law, and shall be governed by Maryland law.

         IN WITNESS WHEREOF, the parties hereto have causes this Agreement to be executed by their officers designated below on the day and year first above written.

[seal]                                      WESTERN ASSET TRUST, INC.
Attest:

By: /s/ Crispina                            By: /s/ Ilene S. Harker

[seal]                                      WESTERN ASSET MANAGEMENT COMPANY
Witness:

By: /s/ Crispina                            By:  /s/ W. Curtis Livingston